State of Delaware Secretary of State Division of Corporations Delivered 11:00 AM 03/15/2010 FILED 11:00 AM 03/15/2010 SRV 100280531 - 4753893 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of  BARD HOLDING    INC.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered " Fourth________________ so that, as amended, said Article shall be and read as follows:

THE AMOUNT OF THE TOTAL STOCK OF THIS CORPORATION IS AUTHORIZED TO ISSUE IS 100,000,000 SHARES, OF WHICH 70,000,000 ARE COMMON SHARES AT .01 PAR VALUE AND 30,000,000 AT .01 PAR VALUE.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this__9th___day of___March___,2010__.

By:	/s/
Authorized Officer

Title:	PRESIDENT

Name:	HOWARD L. BOBB
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